     As filed with the Securities and Exchange Commission on February 27, 1998.
                                                    Registration No. 333-_______
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                 --------------------

                                       FORM S-8
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933

                                 --------------------

                            UNIVISION COMMUNICATIONS INC.
                (Exact name of registrant as specified in its charter)

                                 --------------------

                 DELAWARE                                  94-4398884
     (State or other jurisdiction of                    (I.R.S. Employer
     incorporation or organization)                    Identification No.)

         1999 AVENUE OF THE STARS, SUITE 3050, LOS ANGELES, CALIFORNIA  90067
                       (Address of principal executive offices)

                   UNIVISION SAVINGS TAX ADVANTAGE RETIREMENT PLAN
              (AS AMENDED AND RESTATED EFFECTIVE AS OF MARCH 1, 1998)
                               (Full title of the plan)

                                   ROBERT V. CAHILL
                         1999 AVENUE OF THE STARS, SUITE 3050
                            LOS ANGELES, CALIFORNIA  90067
                       (Name and address of agent for service)

                                 --------------------

   Telephone number, including area code, of agent for service:  (310) 556-7676


                                 --------------------

                                      Copies to:

         SYLVIA ESQUIVEL                             KENDALL R. BISHOP
6701 CENTER DRIVE WEST, 16TH FLOOR                 O'MELVENY & MYERS LLP
   LOS ANGELES, CALIFORNIA 90045             1999 AVENUE OF THE STARS, SUITE 700
         (310) 348-3675                      LOS ANGELES, CALIFORNIA  90067-6035
                                                      (310) 246-6780


                            -----------------------------
                          CALCULATION  OF REGISTRATION  FEE



--------------------------------------------------------------------------------------------------------------------------------
                                                            Proposed            Proposed
                                                            maximum             maximum
Title of                           Amount                   offering            aggregate                     Amount of
securities                         to be                    price               offering                      registration
to be registered                   registered               per unit            price                         fee
--------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock,              10,000,000(1)            $37.6875(2)         $376,875,000(2)               $111,178(2)
par value $.01 per share           shares

Interests in the Plan              (1)
--------------------------------------------------------------------------------------------------------------------------------




(1) This Registration Statement covers, in addition to the number of shares of Class A Common Stock stated above and pursuant to Rule 416(c) under the Securities Act of 1933, an indeterminate number of shares and interests in the Univision Savings Tax Advantage Retirement Plan (As Amended and Restated Effective as of March 1, 1998) which by reason of certain events specified in the plan may become subject to the plan.

(2) Pursuant to Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Class A Common Stock on February 20, 1998, as reported on the New York Stock Exchange and published in The Western Edition of The Wall Street Journal.

The Exhibit Index for this Registration Statement is at page 11.

                                        PART I

                             INFORMATION REQUIRED IN THE
                               SECTION 10(a) PROSPECTUS


          The documents containing the information specified in Part I of Form S-8 (plan information and registrant information) will be provided to employees in accordance with Securities and Exchange Commission Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

                                       PART II

                             INFORMATION REQUIRED IN THE
                                REGISTRATION STATEMENT


ITEM 3.   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents filed with the Securities and Exchange Commission by Univision Communications Inc. (the "Company") and the Univision Savings Tax Advantage Retirement Plan (As Amended and Restated Effective as of March 1, 1998) (the "Plan") are incorporated herein by reference:

     (a)  Annual Report on Form 10-K for the year ended December 31, 1996;

     (b) Quarterly Reports on Form 10-Q for the Company's fiscal quarters ended March 31, June 30, and September 30 of 1997; and

     (c) The description of the Company's Class A Common Stock contained in its Registration Statement on Form 8A dated September 25, 1996, and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company or by the Plan pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into the Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.


ITEM 4.   DESCRIPTION OF SECURITIES

          The Company's Class A Common Stock, par value $.01 per share (the "Common Stock") is registered pursuant to Section 12 of the Exchange Act, and, therefore, the description of securities is omitted. A description of the capital stock constitutes a part of the prospectus for the Plan.


ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL

          Attorneys at O'Melveny & Myers LLP participating in the preparation of this Prospectus and other matters for the Company own 2,000 shares of the Company's Class A Common Stock.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of Delaware, the Company's state of incorporation, allows Delaware companies to provide certain indemnification rights for the benefit of their officers, directors, employees and agents. The Company's Restated Certificate of Incorporation, as amended (the "Certificate") contains indemnification provisions covering directors, employees and agents of the Company.

     The Certificate requires the Company to indemnify a person covered by the indemnification provisions (an "Indemnitee") to the fullest extent permitted by applicable law. The indemnification is for expenses, liabilities and losses (including but not limited to attorney's fees, judgments, amounts paid in settlements, fines and penalties) (collectively, the "Expenses") reasonably incurred by an Indemnitee named or involved in a threatened, pending or completed proceeding, whether civil, administrative or criminal in nature.

     There are some circumstances under which an Indemnitee is not entitled to indemnification. The first is when a proceeding is initiated by him/her without the Company's prior approval. The second is when an Indemnitee's conduct (which is the subject of the proceeding) does not meet the standard of conduct (see below) called for under the Delaware indemnification statutes. Additionally, if an Indemnitee is found liable for negligence or misconduct in the performance of his/her duty to the Company in the proceeding for which indemnification is sought, he/she may be indemnified, but only if the court in which the proceeding was brought finds that the Indemnitee is entitled to indemnification of expenses (and at an amount) which the court deems appropriate.

     The Delaware statute on civil disputes requires a prospective Indemnitee to have acted in good faith and in a manner he/she reasonably believed to be in, or not opposed to, the best interests of the Company. The Delaware statute on criminal matters requires a prospective Indemnitee to have had no reasonable cause to believe that his/her conduct was unlawful. The determination as to whether an Indemnitee has met the applicable standard of conduct on any given occasion, may be made by a majority of the Board of Directors of the Company who are not a party to the proceeding, by the Company's legal counsel pursuant to the Board's request, or by the Company's stockholders.

     When an Indemnitee who is an officer or director of the Company incurs Expenses in defending a proceeding, the Company will reimburse him/her for those Expenses (even if the proceeding has not been finally resolved). In order to be reimbursed, that Indemnitee must promise in writing to return any amounts advanced if is later determined that the officer/director was not entitled to be indemnified by the Company after all. If an indemnity claim is not paid within 30 days of written payment demand, the Company may be liable for the Indemnitee's costs of enforcing his indemnity rights.

     The indemnification provisions in the Certificate are not intended to, and do not, supersede, diminish or replace any other indemnity rights that an Indemnitee may have now or acquire in the future as a result of any event, including, but not limited to, statutory changes, contract(s) entered into, or action by the stockholders or the Board of Directors. Moreover, any repeal or modification of the current indemnification provisions in the Certificate will not diminish any indemnification rights that an Indemnitee may have had with respect to proceedings that arose prior to the repeal or modification of those indemnification provisions.

     If some or all of the indemnification provisions in the Certificate are legally invalidated, the Company will continue to be obligated to indemnify any Indemnitee (i) for Expenses for which indemnification is available under those indemnification provisions that were not legally invalidated, and (ii) to the full extent permitted by applicable law.

     The Company's Certificate of Incorporation eliminates personal liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for: (i) any breach of the duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law;
(iii) liability under Section 174 of the Delaware General Corporation Law relating to certain unlawful dividends and stock repurchases; or (iv) any transaction from which the director derived an improper personal benefit.

     Individual indemnification agreements (the "Indemnification Agreements") have been entered into by the Company with its directors and officers. The Indemnification Agreements provide for indemnification to the fullest extent permitted by law and provide contractual assurance to directors and officers that indemnity and advancement of expenses will be available to them regardless of any amendment or revocation of the Company's Bylaws.

     The Company's Amended and Restated Bylaws (the "Bylaws") permit the Company to purchase and maintain insurance on behalf of any director, officer, employee or agent of the Company against liability asserted against him or her in any such capacity, whether or not the Company would have the power to indemnify him or her against such liability under the provisions of the Bylaws. However, the Company maintains liability insurance providing coverage only with respect to claims made against officers and directors as to which they are entitled to be indemnified by the Company.

     The Plan provides generally that the Company shall indemnify (i) members of the Company's Board of Directors, or (ii) any employee or employees of the Company to whom any power, authority, or responsibility is delegated by the Company under the Plan in accordance with the Company's certificate of incorporation or bylaws. In addition, the Company has agreed to satisfy any liability actually and reasonably incurred by any person to whom any power, authority, or responsibility is delegated under the Plan, including expenses, attorneys' fees, judgments, fines, and amounts paid in settlement (other than amounts paid in settlement not approved by the Company), in connection with any threatened, pending or completed action, suit, or proceeding which is related to the exercising or failure to exercise by such person or persons of any of the powers, authority, responsibilities, or discretion as provided under the Plan, or reasonably believed by such person or persons to be provided hereunder, and any action taken by such person or persons in connection therewith, unless the same is judicially determined to be the result of such person or persons' gross negligence or willful misconduct.

     The Company has also agreed to indemnify and save harmless the Plan Trustee from and against any and all liability to which the Plan Trustee may be subjected by reason of any act or conduct in its capacity as Trustee, including all expenses reasonably incurred in its defense, except for losses or expenses resulting from the negligence or willful misconduct of the Trustee or its affiliates.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED

          Not applicable.


ITEM 8.   EXHIBITS

          See the attached Exhibit Index.


ITEM 9.   UNDERTAKINGS

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

               PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) The undersigned registrant hereby undertakes to submit the Univision Savings Tax Advantage Retirement Plan (As Amended and Restated Effective as of March 1, 1998) and any amendments thereto which are adopted prior to the effective date of this Registration Statement to the Internal Revenue Service in a timely manner and will make all changes required by the Internal Revenue Service in order to qualify such plan.

     (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on February 27, 1998.

                              UNIVISION COMMUNICATIONS INC.


                              By:  /s/ A. Jerrold Perenchio
                                   ------------------------------------
                                   A. Jerrold Perenchio
                                   Chairman and Chief Executive Officer



                                  POWER OF ATTORNEY

          Each person whose signature appears below constitutes and appoints Henry Cisneros, Robert V. Cahill and George W. Blank, his true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

     SIGNATURE                TITLE                         DATE


/s/ A/ Jerrold Perenchio      Chairman of the Board and     February 27, 1998
-------------------------     Executive Officer
A. Jerrold Perenchio



/s/ George W. Blank           Executive Vice President      February 27, 1998
-------------------------       and Chief Financial
George W. Blank                 Officer, in his capacities,
                                as chief financial officer
                                and principal accounting
                                officer

/s/ Henry Cisneros            President and Chief           February 27, 1998
-------------------------       Operating Officer,
Henry Cisneros                  Director



                              Director                      February 27, 1998
-------------------------
Gustavo Cisneros



/s/ Lawrence W. Dam           Director                      February 27, 1998
-------------------------
Lawrence W. Dam



/s/ Harold Gaba               Director                      February 27, 1998
-------------------------
Harold Gaba



/s/ Alan Horn                 Director                      February 27, 1998
-------------------------
Alan Horn



/s/ John G. Perenchio         Director                      February 27, 1998
-------------------------
John G. Perenchio



/s/ Ray Rodriguez             Director                      February 27, 1998
-------------------------
Ray Rodriguez

          THE PLAN. Pursuant to the requirements of the Securities Act, the Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on February 27, 1998.

                                   UNIVISION SAVINGS TAX ADVANTAGE
                                   RETIREMENT PLAN (AS AMENDED AND
                                   RESTATED EFFECTIVE MARCH 1, 1998)



                                   By:  /s/ George W. Blank
                                        ------------------------------
                                        George W. Blank

                                    EXHIBIT INDEX


Exhibit
Number               Description
------               -----------


4.1 Univision Savings Tax Advantage Retirement Plan (As Amended and Restated Effective as of March 1, 1998)

4.2 Univision Savings Tax Advantage Retirement Plan (As Amended and Restated Effective as of March 1, 1998) Trust Agreement

4.3 Univision Savings Tax Advantage Retirement Plan (As Amended and Restated Effective as of March 1, 1998) Enrollment Form

23.1      Consent of Independent Accountants

24.       Power of Attorney (included in this Registration Statement under
          "Signatures")